Cooperative Computing, Inc.
                            6207 Bee Cave Road
                           Austin, Texas  78746


                               June 27, 2000


Michael Aviles
6604 Canon Wren Drive
Austin, Texas  78746

Dear Mike:

     The Board of Directors recognizes the substantial and immediate progress you have been able to make at Cooperative Computing, Inc. (the "Company") and recognizes that some of the investments the Company is making may disadvantage you under your employment agreement. As we advised you in January of this year, the board is interested in rationalizing the terms of your employment to align them with the long term interests of the Company. Accordingly, at the May 22 board meeting the Board of Directors resolved to amend, as provided below, certain provisions of your letter agreement dated as of June 14, 1999, and the term sheet (the "Term Sheet") attached thereto (collectively with the Term Sheet, the "Employment Letter") between yourself and the Company pursuant to which you were offered, and accepted, employment with the Company. The purpose of this letter is to evidence our mutual agreement to amend the item of the Term Sheet entitled "Special Cash Incentive" in its entirety so that, as so amended, such item shall read as follows:

"SPECIAL CASH INCENTIVE: In addition to the base compensation and quarterly bonus described above, Executive will be entitled during the Initial Term to receive a special cash bonus of (a) $1.5 million upon the achievement of the First Hurdle (described below), (b) $2.0 million upon the achievement of the Second Hurdle (described below) and (c) $1.5 million upon achievement of the Third Hurdle (described below). The First Hurdle will be satisfied as of the end of the first fiscal year in which the Company achieves a $5.0 million increase in Adjusted Operating Cash Flow (as defined below) versus the Adjusted Operating Cash Flow for the fiscal year ended September 30, 1999 ("Base Cash Flow"); the Second Hurdle will be satisfied as of the end of the first fiscal year in which the Company achieves a $10.0 million increase in Adjusted Operating Cash Flow versus the Base Cash Flow; and the Third Hurdle will be satisfied as of the end of the first fiscal year in which the Company achieves a $15.0 million increase in Adjusted Operating Cash Flow versus the Base Cash Flow. These bonuses will be cumulative in the event the Company achieves more than one hurdle as of the end of any particular fiscal year (for example, if Adjusted Operating Cash Flow for the fiscal year ended September 30, 2000 is $10.0 million greater than the Base Cash Flow, Executive would be entitled to a $3.5 million bonus) and once a bonus is paid as to a particular hurdle, Executive will not be entitled to any further bonus in respect of that hurdle (for example, if the Company pays the $3.5 million bonus as provided in the prior example, and the Adjusted Operating Cash Flow for the next fiscal year is $15 million greater than the Base Cash Flow, Executive will be entitled to an additional one time bonus of $1.5 million in respect of the Third Hurdle, and no further special bonuses would be payable). Any bonus payable pursuant to this provision will be payable within 30 days after approval by the Audit Committee of the computation of Adjusted Operating Cash Flow for the applicable fiscal year (but in no event later than 120 days after the end of such fiscal year). Executive will also be entitled to a one time cash bonus of $5.0 million (less any bonuses previously paid pursuant to the provisions of the first sentence above) upon the occurrence during the Initial Term of either of the events specified in paragraphs (a) or (c) of the definition of Change of Control set forth below under "Stock Options" (to the extent Executive is employed by the Company at the time of such event). In addition, in the event the Company has achieved the Second Hurdle or is reasonably likely to achieve the Second Hurdle, Executive is terminated during the Initial Term without Cause (as defined) or Executive terminates his employment for Good Reason (as defined) while ongoing discussions are taking place between the Company and one or more other persons relating to a transaction (the "Pending Transaction") that will result in the occurrence of one of the events specified in clause (a) or (c) of the definition of Change of Control, and such Pending Transaction is consummated within 120 days after the date of Executive's termination, Executive shall be entitled to receive (in addition to any other amounts payable to Executive upon such termination) upon consummation of the Pending Transaction a one time cash bonus of $5.0 million (less any bonuses previously paid pursuant to the first sentence of this paragraph). For the purposes hereof, the term "Adjusted Operating Cash Flow" shall mean Consolidated EBITDA (as defined in the Company's indenture governing its 9% senior subordinated notes due 2008) reduced by capital expenditures; provided that such Consolidated EBITDA will not be impacted negatively or positively by (A) SOP 97-2, (B) write downs of accounts receivable within the first 18 months of employment, (C) professional fees paid to Arthur Andersen during fiscal 2000 related to certain "order to cash cycle" consulting services, (D) operating and capital expenditures incurred in connection with the development of one or more internet gateways relating to the Company's IAP initiatives and (E) such other unusual items as you and the Board of Directors of the Company may designate in writing regarding an applicable period. In addition to the foregoing, in calculating Adjusted Operating Cash Flow for any applicable fiscal year, appropriate adjustments shall be made to the hurdles, the Base Cash Flow, and the measurements of performance to give pro forma effect to any sale or purchase by the Company of the assets or stock, whether pursuant to a merger, exchange, acquisition of stock or assets, or otherwise, of any division or line of business, as applicable, occurring during such fiscal year."

     Except as amended hereby, the Employment Letter shall remain in full force in accordance with its terms. Please acknowledge your agreement and acceptance of the terms hereof by executing this letter in the space provided below.

                         Very truly yours,

                         COOPERATIVE COMPUTING, INC.


                         By:  /s/JOE COLONNETTA
                              ----------------------------------
                         Name:   Joe Colonnetta
                         Title:  Director

AGREED AND ACCEPTED:

/s/MICHAEL AVILES
--------------------------------------

Michael Aviles

Date:     June 27, 2000